Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2005 EARNINGS

November 9, 2005: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $5,035,000, or $.34 per share, on operating revenues of $27,532,000 for the third quarter of 2005. This compares to net income of $4,721,000, or $.31 per share, on operating revenues of $27,091,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the increase in third quarter 2005 net income was attributable primarily to a $280,000 increase in investment earnings recorded from the Company’s temporary investments, a $72,000 increase in net operating income and a $61,000 decrease in interest expense as a result of the Company’s continued debt reduction.

Mr. Brown reported that operating revenues increased $441,000, or 1.6%, during third quarter 2005 as compared to third quarter 2004. The increase was principally due to the Company’s ability to continue to effectively penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and the further expansion of its broadband service offerings. This ability to grow end-user customer revenues was offset in part by decreases in the Company’s access revenues and telecommunication equipment sales.

Operating expenses for the third quarter of 2005 increased $369,000, or 1.8%, in relation to the prior year period. Mr. Brown noted that the increase in operating expenses was predominantly due to increases in the direct costs associated with the growth in access lines and access line equivalents, such as fees paid for leasing unbundled network elements in the portions of the CLEC edge-out markets that the Company does not wholly provision over its own facilities, and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s growing customer base. In addition, depreciation expense increased as a result of a 3.9% increase in the Company’s depreciable asset base over the prior year comparable period.

Other income (net) for the third quarter of 2005 increased $436,000 over the prior year comparable period due partially to a $280,000 increase in interest income earned on higher cash and temporary investment balances. In addition, the Company benefited from a $61,000 decrease in interest expense as a result of the Company’s continued debt reduction and a $39,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships).

For the first nine months of 2005, net income increased $2,417,000, or 17.6%, to $16,183,000 from $13,766,000 for the first nine months of 2004, and earnings per share amounted to $1.08 as compared to $.92 for the first nine months of 2004. In addition, for the first nine months of 2005, operating revenues increased $2,668,000, or 3.3%, while operating expenses increased $556,000, or 0.9%, and Other income

North Pittsburgh Systems, Inc.

Reports Third Quarter 2005 Earnings

(net) increased $1,940,000, as compared to the first nine months of 2004. Many of the factors described above in the third quarter analysis also contributed to the net income increase for the first nine months of 2005. In addition, net income for the first nine months of 2005 was positively impacted by a settlement agreement reached with a carrier in the second quarter of 2005. The $2,404,000 settlement, which covered the exchange of traffic between the Company’s Incumbent Local Exchange Carrier (ILEC) and the carrier over a multi-year period of time, resulted in a $1,604,000 increase in revenues and an $800,000 decrease in operating expenses. On an after tax basis, the settlement contributed $1,406,000 to the increase in year-to-date net income for 2005, or $.09 per share.

Turning to operations, Mr. Brown reported that as of September 30, 2005, the Company had a total of 71,003 access lines in its ILEC territory, 60,812 CLEC access line equivalents (including 2,311 DSL subscribers) and a total of 13,687 DSL subscribers across all subsidiaries. He noted that although ILEC access lines had decreased 2.6% during the twelve-month period ended September 30, 2005, total CLEC access line equivalents and consolidated DSL subscribers had grown 5.5% and 18.1%, respectively, over that same twelve-month period. Mr. Brown concluded his remarks by stating that he was pleased with the continued strong growth in broadband circuits, which he sees as vital to the long-term success of the Company. He explained that these broadband circuits are essential to establishing a critical link to the Company’s customer base that will serve as the platform on which the Company will be able to offer the next generation of enhanced services and applications.

North Pittsburgh Systems, Inc. has total assets of $156 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (d/b/a Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.

North Pittsburgh Systems, Inc.

Reports Third Quarter 2005 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2005	2004*	2005	2004*
Total operating revenues	$27,532	$27,091	$84,575	$81,907
Total operating expenses	20,655	20,286	61,519	60,963

Net operating income	6,877	6,805	23,056	20,944
Other income, net	1,667	1,231	4,424	2,484

Income before income taxes	8,544	8,036	27,480	23,428
Provision for income taxes	3,509	3,315	11,297	9,662

Net income	$5,035	$4,721	$16,183	$13,766

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.34	$.31	$1.08	$.92

Dividends per share	$.19	$.18	$.56	$.54

		September 30 2005	December 31 2004
Cash and temporary investments		$49,270	$42,569
Total assets		155,778	155,500
Total debt		22,368	24,682
Total shareholders’ equity		94,628	86,861

*	Certain prior year operating revenues and expenses have been reclassified to conform to the current year’s presentation. These reclassifications did not affect the net operating income or net income amounts.